Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

October 22, 2009

Cass Information Systems, Inc. Reports 3rd Quarter Earnings;

Increases Quarterly Cash Dividend by 8%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported third quarter 2009 earnings of $.46 per fully-diluted share for a year-to-date total of $1.27, a 14% decrease compared to the $1.47 per fully diluted share it earned over the first three quarters of 2008. Net income for the period was $4.3 million, bringing the 2009 total to $11.9 million compared to the $13.8 million Cass earned through the first three quarters of 2008.

	3rd Quarter		% Change	YTD		% Change
	2009	2008		2009	2008
Transportation Invoice Volume	6.0 million	6.8 million	(12)%	17.1 million	19.5 million	(12)%
Utility Transaction Volume	2.9 million	2.7 million	7%	8.6 million	7.9 million	9%
Revenues	$22.0 million	$23.9 million	(8)%	$65.4 million	$68.6 million	(5)%
Net Income	$4.3 million	$5.2 million	(17)%	$11.9 million	$13.8 million	(14)%
Diluted Earnings per Share	$.46	$.56	(18)%	$1.27	$1.47	(14)%

2009 3rd Quarter Recap

New transportation customer implementations helped offset a 14% decline in base customer volumes as the global economic slowdown continued to impact the transportation industry. As a result, freight invoice volume was down 12%. New business helped boost utility transaction volume by 7% to partially counteract the drop in freight business. Overall, payment and processing fees decreased 6% compared to the year-earlier period.

Net investment income decreased $782,000, or 8%, primarily due to the overall decline in interest rates and a less favorable mix of funding sources.

Overall operating expenses were down 1%, or $113,000. However, after factoring a $129,000 increase in FDIC insurance expense and a $312,000 increase in pension costs, third quarter operating expenses year-to-year actually dropped 3% or $554,000 as Cass realized savings from on-going cost control initiatives.

“While we began to see signs of stabilization in our transportation invoice processing operation during the third quarter, the difficult economic environment continues to depress transaction volume from our base customers – a gap new freight customers were unable to bridge,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our utility and telecom invoice processing operations and bank subsidiary, Cass Commercial Bank, continue to perform at or above expected levels. We continue to focus on improving operating efficiency during these challenging times and believe the company is well positioned to return to the path of growth as the economy recovers.”

Nine-Month 2009 Recap

New transportation customers helped offset a 19% decline in base customer volumes that caused freight invoice volume to decline 12%. Conversely, utility transaction volume was up 9%. The net effect was a 4% decrease in overall year-to-date payment and processing fees compared to the first nine months of 2008.

Net investment income decreased $1,263,000, or 4%, primarily due to lower interest rates and a less favorable mix of funding sources.

Overall operating expenses were up 0.2%, or $106,000. However, after factoring a $610,000 increase in FDIC insurance expense and a $938,000 increase in pension costs, on-going cost control initiatives helped Cass lower year-to-year operating expenses for the first nine months of 2009 by 3% or $1,442,000.

Cash Dividend Increased by 8%

On October 19, 2009, the company’s board of directors declared a fourth quarter cash dividend of $.14 per share payable December 15, 2009 to shareholders of record December 4, 2009. This represents an 8% increase over the prior dividend. “The increase reflects the company’s strong capital base and the board’s optimism about our future,” said Brunngraber. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $27 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and is ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2008.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2009 and 2008:

	Quarter Ended 9/30/09	Quarter Ended 9/30/08	Nine Months Ended 9/30/09	Nine Months Ended 9/30/08
Transportation Invoice Volume	5,962	6,772	17,073	19,509
Transportation Dollar Volume	$3,573,371	$4,936,507	$10,351,933	$13,149,602
Utility Transaction Volume	2,903	2,702	8,556	7,852
Utility Dollar Volume	$2,546,747	$2,633,438	$7,305,848	$7,126,799

Payment and Processing Fees	$12,302	$13,116	$36,282	$37,907
Net Investment Income	9,241	10,023	27,487	28,750
Gain on Sales of Securities	—	209	202	209
Other	432	568	1,450	1,692

Total Revenues	$21,975	$23,916	$65,421	$68,558

Salaries and Benefits	$12,583	$12,468	$37,762	$37,401
Occupancy	611	576	1,797	1,676
Equipment	835	825	2,509	2,521
Other	2,337	2,610	7,385	7,749

Total Operating Expenses	$16,366	$16,479	$49,453	$49,347

Income from Operations before Income Taxes	$5,609	$7,437	$15,968	$19,211
Provision for Income Taxes	1,291	2,209	4,066	5,398

Net Income	$4,318	$5,228	$11,902	$13,813

Basic Earnings per Share	$.47	$.57	$1.30	$1.51

Diluted Earnings per Share	$.46	$.56	$1.27	$1.47

Average Earning Assets	$938,567	$864,685	$858,557	$822,980
Net Interest Margin	4.50%	5.34%	4.92%	5.43%
Allowance for Loan Losses to Loans	1.16%	1.09%	1.16%	1.09%
Non-performing Loans to Total Loans	.29%	.29%	.29%	.29%

Net Loan Charge-offs to Loans	.02%	.06%	.05%	.28%
Provision for Loan Losses	$400	$500	$1,100	$1,600